Exhibit 99.1      Press Release

PRESS RELEASE
October 27, 2003
                         For further information contact:
                                 David M. Bradley
                                 Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                 825 Central Avenue  PO Box 1237
                                 Fort Dodge, Iowa 50501
                                 515-576-7531

   NORTH CENTRAL BANCSHARES, INC. ANNOUNCES EARNINGS FOR THIRD QUARTER OF 2003

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $0.90 diluted earnings per share for the quarter ended September 30, 2003, compared to diluted earnings per share of $0.98 for the quarter ended September 30, 2002. In dollars, the Company's net income was $1.5 million for the quarter ended September 30, 2003, as compared to $1.7 million for the quarter ended September 30, 2002. The Company earned a record $2.69 diluted earnings per share for the nine months ended September 30, 2003, compared to diluted earnings per share of $2.50 for the nine months ended September 30, 2002. In dollars, the Company's net income was a record $4.5 million for the nine months ended September 30, 2003, as compared to $4.4 million for the nine months ended September 30, 2002.

Total assets at September 30, 2003 were $425.8 million as compared to $403.9 million at December 31, 2002. The increase in assets consisted of an increase in loans and securities available-for-sale, offset by a decrease in interest-bearing cash. Interest-bearing cash decreased $7.9 million, or 60.3% to $5.2 million at September 30, 2003 from $13.0 million at December 31, 2002. Loans increased by $24.4 million, or 7.1%, to $365.5 million at September 30, 2003 from $341.1 million at December 31, 2002. At September 30, 2003, net loans consisted of $168.4 million of one-to-four family loans, $72.9 million of multifamily real estate loans, $70.4 million of commercial real estate loans and $53.8 million of consumer loans. The increase in loans was due in part, to the origination of one-to-four family loans, the purchase of one-to-four family, multifamily and commercial real estate loans and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments and sales proceeds of loans. Securities available-for-sale increased $5.5 million, or 24.3%, to $28.4 million at September 30, 2003 from $22.8 million at December 31, 2002. The increase in securities available-for-sale consisted of an increase in investment in mortgage-backed securities.

Deposits increased $5.7 million, or 2.1%, to $282.7 million at September 30, 2003 from $277.0 million at December 31, 2002. Other borrowed funds increased $15.0 million, or 17.7%, to $100.0 million at September 30, 2003 from $85.0 million at December 31, 2002. The increase in the deposits and borrowed funds were used in part to fund asset growth.

Nonperforming assets were 0.45% of total assets as of September 30, 2003 compared to 0.35% of total assets as of December 31, 2002. The allowance for loan losses was $3.2 million, or 0.86% of total loans, at September 30, 2003, compared to $3.1 million, or 0.90% of total loans, at December 31, 2002.

                                     -MORE-

The net interest spread of 3.01% for the quarter ended September 30, 2003 represented a decrease from the net interest spread of 3.24% for the quarter ended September 30, 2002. The net interest margin of 3.25% for the quarter ended September 30, 2003 represented a decrease from the net interest margin of 3.51% for the quarter ended September 30, 2002. Net interest income for the quarter ended September 30, 2003 was $3.3 million, compared to net interest income of $3.4 million for the quarter ended September 30, 2002.

The Company's provision for loan losses was $75,000 and $56,000 for the quarters ended September 30, 2003 and 2002, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

Stockholders' equity was $40.6 million at September 30, 2003, compared to $38.7 million at December 31, 2002. Stockholders' equity increased by $1.8 million primarily due to earnings and the exercise of stock options, offset in part by stock repurchases and declared dividends. Book value, or stockholders' equity per share, at Sepetmber 30, 2003 was $25.22 compared to $23.62 at December 31, 2002. The ratio of stockholders' equity to total assets was 9.5% at September 30, 2003, as compared to 9.6% at December 31, 2002.

All stockholders of record on September 16, 2003, received a quarterly cash dividend of $0.21 per share on October 7, 2003. The Company has 1,608,080 shares of common stock currently outstanding.

During the nine months ended September 30, 2003, the Company repurchased a total of 90,400 shares or approximately 5.5% of its outstanding shares of common stock at prevailing market prices averaging $33.95 per share. Since its formation in 1996, the Company has invested a total of $46.7 million in the repurchase of 2,587,267 shares of its outstanding stock.

The Company's noninterest income was $4.9 million and $4.2 million for the nine months ended September 30, 2003 and 2002, respectively. The increase in noninterest income was due in part to increases in abstract fees and mortgage banking income.

The Company's noninterest expense was $8.0 million and $7.1 million for the nine months ended September 30, 2003 and 2002, respectively. The increase in noninterest expense was due in part to expenses in connection with the Bank's new offices in Ankeny and Clive, Iowa, a new low income housing project, increases in employee benefits and a general increase in other noninterest expenses.

The Company's provision for income taxes was $2.1 million and $2.2 million for the nine months ended September 30, 2003 and 2002, respectively. The decrease in the provision for income taxes was due to a one time low-income housing income tax credit with an effect on net income of approximately $100,000 and new recurring low income tax credits, offset in part by an increase in the income before income taxes and a decrease in nontaxable income.

In April, 2003, the Bank submitted an application to establish a new branch office in Clive, Iowa. The Bank began construction of a 5,000 square foot building, which is scheduled for completion in the first quarter of 2004. The Bank has opened a temporary office in the third quarter of 2003 at 2204 Woodlands Parkway, Clive, Iowa.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For more information contact:  David M. Bradley, President and Chief Executive
                               Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
 (Unaudited)
 (Dollars in Thousands, except per share and share data)    September 30,      December 31, 2002
                                                           --------------      -----------------
 Assets
    Cash and cash equivalents                               $    7,427           $   15,169
    Securities available for sale                               28,381               22,834
    Loans (net of allowance of loan loss of $3,170 and
       $3,118, respectively)                                   365,512              341,146
    Goodwill                                                     4,971                4,971
    Other assets                                                19,552               19,752
                                                            ----------           ----------

      Total Assets                                          $  425,843           $  403,872
                                                            ==========           ==========
 Liabilities
    Deposits                                                $  282,694           $  277,000
    Other borrowed funds                                       100,038               85,026
    Other liabilities                                            2,556                3,098
                                                            ----------           ----------
       Total Liabilities                                       385,288              365,124

 Stockholders' Equity                                           40,555               38,748
                                                            ----------           ----------

    Total Liabilities and Stockholders' Equity              $  425,843           $  403,872
                                                            ==========           ==========

 Stockholders' equity to total assets                             9.52%                9.59%
                                                            ==========           ==========

 Book value per share                                       $    25.22           $    23.62
                                                            ==========           ==========

 Total shares outstanding                                    1,608,080            1,640,280
                                                            ==========           ==========

Condensed Consolidated Statements of Income
(Unudited)
(Dollars in Thousands, except per share data

                                                              For the Three Months              For the Nine Months
                                                               Ended September 30,              Ended September 30,
                                                             2003              2002            2003             2002
                                                          ------------------------------------------------------------
Interest income                                            $ 6,342          $ 6,937          $19,310          $20,228
Interest expense                                             3,055            3,533            9,372           10,524
                                                           -------          -------          -------          -------
    Net interest income                                      3,287            3,404            9,938            9,704
Provision for loan loss                                         75               56              195              326
                                                           -------          -------          -------          -------
    Net interest income after provision for loan loss        3,212            3,348            9,743            9,378
Noninterest income                                           1,763            1,509            4,855            4,209
Noninterest expense                                          2,760            2,281            7,972            7,052
                                                           -------          -------          -------          -------
    Income before income taxes                               2,215            2,576            6,626            6,535
Income taxes                                                   721              868            2,102            2,172
                                                           -------          -------          -------          -------
    Net income                                             $ 1,494          $ 1,708          $ 4,524          $ 4,363
                                                           =======          =======          =======          =======

Basic earnings per share                                   $  0.95          $  1.04          $  2.86          $  2.65
                                                           =======          =======          =======          =======
Diluted earnings per share                                 $  0.90          $  0.98          $  2.69          $  2.50
                                                           =======          =======          =======          =======

                                                               For the Three Months             For the Nine Months
Selected Financial Ratios                                       Ended September 30,             Ended September 30,

                                                              2003             2002            2003             2002
                                                       ---------------------------------------------------------------
Performance ratios
    Net interest spread                                       3.01%            3.24%           3.05%            3.12%
    Net interest margin                                       3.25%            3.51%           3.30%            3.42%
    Return on average assets                                  1.39%            1.67%           1.42%            1.46%
    Return on average equity                                 14.83%           17.75%          15.29%           15.61%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)               54.65%           46.43%          53.89%           50.68%